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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                            ONLINE POWER SUPPLY, INC.
                (Name of Registrant as Specified in Its Charter)

                     JAMES F. GLAZA AND JEANNETTE A. GLAZA,
                         FALCON FINANCIAL SERVICES, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction compued pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4)   Proposed maximum aggregate value of transaction:
         5)   Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)   Amount Previously Paid:
         2)   Form, Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:


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                         Falcon Financial Services, Inc.
          15435 GLENEAGLE DRIVE, SUITE 210 * COLORADO SPRINGS, CO 80921
                719 487-7277 * 800 670-8745 * FAX: 719 487-7278 *
                       E-MAIL: falconfinancial@yahoo.com

                                  May 29, 2002


TO:
All OnLine Power Supply, Inc. Shareholders


FROM:
James F. Glaza
President
Falcon Financial Services, Inc.

RE:  Proxy Voting

I, TOGETHER WITH JEANNETTE GLAZA AND ON BEHALF OF FALCON FINANCIAL SERVICES, INC. ("FALCON") (TOGETHER, "WE" OR "US"), AM SENDING YOU THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY TO BE USED AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS FOR ONLINE POWER SUPPLY, INC. (THE "COMPANY"), OR AT ANY SPECIAL MEETING IN LIEU OF AN ANNUAL MEETING AT WHICH DIRECTORS MAY BE ELECTED. (As you may know, Mr. James Glaza is married to Mrs. Jeannette Glaza, and Mr. Thomas Glaza is Mr. James Glaza's brother. Mr. James Glaza was involved in raising capital for the Company. More information is provided below, under the heading "On a Personal Note.") On May 21, 2002 the Company announced that it set July 18, 2002 as the date for annual shareholder meeting. It stated that the meeting will be held from 10 a.m. to noon at The Terrace Gardens at Dove Valley Event and Conference Center, 13065 East Briarwood Avenue, Englewood, Colorado. Because we do not have a complete shareholder list, WE URGE YOU TO CONTACT EVERY PERSON YOU KNOW WHO OWNS STOCK IN THE COMPANY TO BE CERTAIN THEY CONTACT US TO GET A PROXY FROM FALCON.

We are also enclosing a WRITTEN CONSENT TO ACTION of the shareholders in lieu of a meeting, which will be effective prior to the annual meeting, if signed prior to the meeting by holders of at least 50% of the outstanding shares. WE URGE YOU TO SIGN, DATE, AND RETURN THIS CONSENT (ALONG WITH THE PROXY) AS SOON AS POSSIBLE.

This proxy statement and accompanying proxy, and the written consent to action of the shareholders, are first being distributed on or about May 29, 2002.

AS TO THE PROXY, WE ARE SEEKING YOUR SUPPORT TO ELECT FOUR DIRECTORS TO THE COMPANY'S BOARD, three of whom will be new outside directors (Mr. Thomas Glaza is already a director, and we seek your proxy to reelect him). We believe you deserve a Board that is prepared to take decisive action to get the Company on track.


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
As to the written consent, we are seeking your support to increase the size of the Board and to elect the new directors prior to the annual meeting. If a sufficient number of shareholders sign the written consent, the new Board members will be put in place immediately. Even if not enough shareholders sign the written consent, we can still elect new directors at the annual meeting with your proxies.

WE BELIEVE THESE ACTIONS HAVE BECOME ESSENTIAL TO THE SUCCESSFUL FUTURE OF THE COMPANY. IT IS OUR FIRM OPINION, SUPPORTED BY PERSONAL OBSERVATION AND DISCUSSION WITH COMPANY PERSONNEL, THAT THE FOLLOWING PROBLEMS CURRENTLY EXIST:

    o Rarely, if ever, have projections or expectations been met, and THE COMPANY IS NOW APPROXIMATELY THREE YEARS BEHIND REVENUE PROJECTIONS MANAGEMENT PUBLICLY ANNOUNCED IN NOVEMBER, 1998. In a Press release dated October 1, 1998 the Company projected revenues for the remainder of 1998 of "$230,000 at 35% gross profit." For 1999, it projected revenues of "$2,400,000 minimum at 35% gross profit." It never happened. The Annual Reports on Form 10-KSB for the fiscal years ended December 31, 1999, 2000, and 2001, respectively, did not mention any Glitchmaster profits. In a November 1998 Press Release the Company announced that "[p]rojected revenue for OnLine Entertainment is estimated to be $25 million - $30 million by the end of the second quarter, 1999...." According to the 1999 Annual Report on Form 10-KSB,
         filed March 30, 2000, net revenue for ALL of 1999 was $299,408 (page
         34).
    o SALARIES AND STOCK OPTIONS do not appear to be commensurate with experience or accomplishments. For example, Warren "Eli" Reed has, along with Christie Maxwell, been given the title "Director International Sales and Marketing." Eli is Kris Budinger's (the CEO of the Company) son-in-law. Our sources tell us that Eli went on a two-year Mormon mission directly out of high school, after which he was hired by Mr. Budinger at a salary of $45,000 annually. (See the Annual Report on Form 10-KSB for fiscal year ended December 31, 2000 for salary information). Our sources tell us that Eli attempted to further his education by enrolling with the University of Phoenix, but abandoned the attempt during his first semester. His annual salary was raised to $90,000 on September 1, 2000 according to the 2000 Annual Report on Form 10-KSB, filed March 30, 2001. In addition, he was granted a qualified option to purchase 25,000 shares at $2.88, all vested, expiring on termination of employment or December 2001, a separate qualified option to purchase 5,067 shares at $5.62, all vested, expiring on termination of employment or December 2009, and nonqualified options to purchase 40,000 shares at $8.125 (one-third vested now, one- third at April 2, 2002, and the balance at April 2,
         2003) and 35,000 shares at $3.50 (25% vested now and the balance at 25% annually each April 2), according to the Company's Preliminary Schedule 14A filed April 25, 2001.
    o We and the people who have provided us information about the Company believe management, leadership, and decisions are all concentrated at the very top for most aspects of the Company.
    o We believe management NEITHER ENCOURAGES NOR TOLERATES DISSENTING/DIFFERING OPINION, whether from the staff or the Board. Their response to our preliminary proxy statement filing, which consists of their filing a lawsuit seeking to enjoin our proxy solicitation, is further evidence in this regard.

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
    o SALES AND, THEREFORE, REVENUE ARE WHOLLY INADEQUATE, IN OUR OPINION. Net sales for 1999 were $299,408, net sales for 2000 were $104,441, and net sales for 2001 were $2,253,295, according to the Annual Reports on Form 10-KSB for fiscal years ended December 31, 1999, 2000, and 2001, respectively.
    o THERE IS SCANT MANAGEMENT EXPERIENCE IN THE COMPANY'S DAY-TO-DAY OPERATIONS, IN OUR OPINION, and we believe the new experience that has been brought in is not of the caliber that the Company needs.
    o Although the Company has filed numerous patents, in our opinion management has expressed little concern and done little planning in response to possible actions of major competitors.
    o OVER $25 MILLION HAS BEEN SPENT with no profits, and cash reserves are nearly depleted. According the Form 10-QSB, filed May 15, 2002, the Company had received $29,336,606 from the sale of stock and had assets remaining of only $3,931,183, meaning approximately $25,405,423 has been "burned through" as of March 31, 2002.
    o We believe management DOESN'T FULLY RECOGNIZE THE PROBLEMS and therefore doesn't adequately address them. o Several individuals whom Mr. James Glaza interviewed, attempting to involve them as chief operating officer for the Company, DECLINED INVOLVEMENT because of these obvious management problems.
    o WHAT WE BELIEVE IS AN INEFFECTIVE BOARD OF DIRECTORS appears unwilling, or unable, to force changes we think are necessary.
    o    WE SEE NO REAL PROSPECTS OF IMPROVEMENT without a change in the Board.

While it is true that problems are to be expected in the development of new, promising products, we do not believe management is dealing aggressively or effectively with problems at the Company, nor do we believe success is just around the corner without a significant change in management and the Board.

Many shareholders have contacted us with major concerns about the lack of significant results from their investments in the Company. For some time we have had similar concerns. As the result of continuous observation, research, and reflection, we have become convinced the PROBLEM IS PRIMARILY A RESULT OF POOR LEADERSHIP AND STAFFING DECISIONS. We believe the Company needs to make significant changes in order to effectively realize the potential of the revolutionary technology patented by the Company.

From our perspective, the Company seems to believe that some things are going well. From what we can tell, apparently:

    o The 48V Power Supply (the "48V") has completed its design phase and samples have been assembled and forwarded to key prospects. It seems to have met its design objectives. See "ITEM 1(A). BUSINESS" in the 2001 Annual Report on Form 10-KSB, filed April 15, 2002.
    o The product is supposedly undergoing technical and safety tests, which are required before the product is ready for market. See Current Report on Form 8-K, filed April 19, 2002.

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    o    Assuming the product passes these tests with no major problems, it has been projected that the Company should be in volume production soon. See Press Release dated April 19, 2002 and Current Report on Form 8-K, filed April 19, 2002.

However, the availability of the 48V is over 17 months behind the schedule announced in the 1999 Annual Report on Form 10-KSB, filed March 30, 2000, in which the Company stated that it expected the 48V to "enter the market in the third quarter of 2000." According to the Current Report on Form 8-K, filed April 19, 2002, the Company announced that it had just "submitted its 1,000-watt, 48-volt power supply, the OPS-1000-48, for certification of safety by Underwriter's Laboratories (UL), and also by TUV Rhineland, Germany for certification of safety for use in the European Union." If past experience is an indicator, we believe there will be future significant delays. If the sales department does not execute effectively, the levels of revenue most of us have been led to expect from numerous public releases may be seriously delayed. Even if the product reaches the market as targeted and significant revenues are realized as hoped, WE BELIEVE THE UNDERLYING PROBLEMS DESCRIBED BELOW WILL SEVERELY INHIBIT THE POTENTIAL RATE OF GROWTH IN REVENUES AND PROFIT that we expect from this technology, i.e., growth and profit may occur, but not at the rate they should.

LACK OF BUSINESS RESULTS

THE SIGNIFICANT REVENUES AND PROFITS THAT WE EXPECTED HAVE NOT MATERIALIZED. In a Press release dated November 1998, the Company stated that "[p]rojected revenue for OnLine Entertainment is estimated to be $25 million - $30 million by the end of the second quarter, 1999...." According to the 1999 Annual Report on
Form 10-KSB, filed March 30, 2000, net sales for ALL of 1999 were $299,408 (page
34). In another Press Release dated December 01, 1998, the Company announced "[w]e're estimating that we will generate over $60 million in new business just from the COMDEX show...." According to the 1999, 2000, and 2001 Annual Reports
on Form 10-KSB (dated March 30, 2000, March 30, 2001, and April 15, 2002, respectively), net sales for ALL of 1999 were $299,408 (page 34), net sales for 2000 were $104,441 (page 20), and net sales for 2001 were $2,253,295 (page 23).
Certainly this is quite a bit less than $60 million. The Company reported in its 2001 Annual Report on Form 10-KSB, filed April 15, 2002 that its loss from operations amounted to $5,209,634 for 2001 and $4,297,328 for 2000. We believe this has resulted from delays in release of products and ineffective marketing and sales of the Company's initial product, the Power Factor Correction ("PFC") module. We realize that delay is possible in any research and development effort. When, however, the lack of performance stretches over several years, and THE COMPANY'S TREASURY IS DEPLETING STEADILY WHILE REVENUES REMAIN NEGLIGIBLE, frustration becomes a mandate to action.

Missing revenue targets, as set forth above, could be attributed to many things, the most likely of which are:

    o    Overly optimistic sales estimates
    o    The inability to meet planned product availability dates
    o    Poor sales department strategies to sell the PFC

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

We believe the first item, over-optimism, is caused by a failure of the management team. It reflects lack of understanding of the market and what makes prospects buy. We believe this key task of market development has been executed poorly, and we believe this is primarily because of poor judgment and lack of experience in the market. Even though the PFC has been in the market for a year, ACCORDING TO THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE END OF THE FISCAL YEAR 2001, THE COMPANY HAS NOT REALIZED ANY SIGNIFICANT PFC REVENUE FROM ANYONE OTHER THAN THE COMPANY'S ORIGINAL CUSTOMER.

We believe significant profit and a rise in stock value cannot be realized until sales volumes are sufficient to absorb overhead, including the ongoing costs of research and product development. The Company's 2001 10-KSB, filed April 15, 2001, acknowledges that such costs are not covered by sales. The Company was expected to absorb more of these costs as revenues grew. However, gross revenues have remained very modest and profits are non-existent.

We believe that this continued failure to meet expected product availability dates and to obtain the revenues and profits investors were led to expect are the major reasons for the dismal performance of the stock, which has declined from a 52-week high per share trading price of $6.60 on June 4, 2001 to $1.38 on May 22, 2002.

INEFFICIENT LAB/PRODUCT DEVELOPMENT PERFORMANCE

The release of the PFC to the market was over a year beyond what we were led to believe would happen. In a Press Release dated October 1, 1998, the Company stated: "Power Factor Corrected Front End Module...Product is complete." It finally went into production in March, 2001, over two years later, according to the 2001 Annual Report on Form 10-KSB, dated April 15, 2002 (page 2). This and other delays caused the availability of the 48V to extend approximately more than a year beyond the availability of the PFC. This is extremely disappointing to us considering we and other shareholders were told repeatedly that the 48V was a simple 3 to 6 month development effort after the PFC was finished.

In May 2001, the Company brought in Jerry Zebrowski as chief operating officer (research, product development, purchasing, manufacturing, sales, and marketing) to, among other things, speed time-to-market. Before he was hired, WE WERE NOT AWARE OF ANY KEY PRODUCT STRATEGY DECISIONS THAT WERE MADE TO IMPROVE TIME-TO-MARKET. Nor are we aware of any communication to the shareholders prior to the filing of our first preliminary proxy on March 18, 2002 that even so much as acknowledged the importance of this key objective.

Many people, including many in the Company, reported to us that they were delighted with Mr. Zebrowski's organizational efforts. For the first time, lab personnel had assigned, documented action items with aggressive target dates. The action items were tied together via an overall planning system using a Gantt chart approach implemented by Mr. Zebrowski and Garth Woodland, the Vice President of Product Development. The departmental walls were taken down and personnel were assigned tasks based on managing the time line aimed at an earlier product release, rather than being assigned only to tasks in their department. Experienced developers who have observed how the Company laboratory functions tell us that they believe


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the previous LACK OF SUCH FORMAL PROCESSES IS ONE OF THE MAJOR REASONS PRODUCT
DELAYS OCCUR AND A SENSE OF URGENCY IS LACKING.

Following the June 2001 annual meeting, however, the situation deteriorated rapidly. We first became aware of this when we were informed that Messrs. Zebrowski and Woodland had been released. We then received input from three internal sources that the releases resulted primarily from employee and management resentment against being held accountable for meeting development deadlines.

Although we had hoped that many of the desirable processes and procedures that Messrs. Zebrowski and Woodland had initiated would be retained, communications from Company personnel have led us to believe they have, for the most part, been abandoned, and the development organization has reverted to the more informal, relaxed approach.

Chris Riggio, the Vice President of Research, and Mr. Woodland together documented numerous problems they perceived from their unique perspective. They indicated that they raised these problems, both verbally and in writing to Company management, EVEN GOING SO FAR AS TO THREATEN TO LEAVE IF THE PROBLEMS WEREN'T RESOLVED. The Company then terminated Mr. Zebrowski. Subsequently, Mr. Woodland sent his correspondence and supporting documentation to the Board. Thereafter, Mr. Woodland and Don Halley, a consultant who managed the Company's data processing systems, and who was overheard to support Mr. Woodland's position, were terminated. Mr. Woodland was told that he was released because health problems prevented him from working - an assertion he denies vigorously. Kris Budinger told Mr. Halley, "if you are not with me, you are against me." In our opinion, THERE CAN BE NO GREATER FAILURE OF LEADERSHIP THAN TO DENY AND EXCISE DISSENTING OPINION, especially when that opinion is fully supportable and has the goal of Company success.

Ineffective Sales and Marketing

As previously noted and shown in the 10-KSB filed April 15, 2002, the Company has had no profits from the PFC, even though the Company, in its 10-QSB filed May 3, 2001, projected it to produce "steadily increasing quarter over quarter revenues" in 2001 and noted in its 10-KSB filed March 30, 2001 that "sufficient sales in the fourth quarter [of 2001] may generate profits for the quarter and help reduce or eliminate any operating losses for the full year." We believe the failure to achieve profitability stems from two primary problems:

    o THE LACK OF TECHNICAL EXPERTISE, EXPERIENCE AND EFFORT IN THE SALES AND MARKETING DEPARTMENT
    o    A POOR SALES STRATEGY FOR THE PFC

The two "International Directors of Sales", who are paid over $90,000 each annually, have completed only their high school education and, based on the information available to us, have no formal training in marketing and the management of sales efforts in the business-to-business environment in which the Company finds itself. WE FIRMLY BELIEVE THAT THE COMPANY HAS UNDERESTIMATED THE EFFORT AND RESOURCES REQUIRED TO MOVE A PRODUCT IN THIS TYPE OF MARKET. This is supported by Kris Budinger's often-repeated statement to us and others "that the

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company did not need to invest heavily in sales and marketing because the technical dominance of the product will sell itself," or words to that effect.

THE NEED TO HIRE AN EXPERIENCED SALES AND MARKETING EXECUTIVE WITH A PROVEN TRACK RECORD OF SUCCESS, A PERSON WHO HAS DEMONSTRATED UNDERSTANDING OF THE MANAGEMENT TECHNIQUES REQUIRED TO LEAD THE SALES OF A POTENTIALLY LARGE COMPANY, WAS OBVIOUS, it would appear, to everyone except the Company. At the December 2000 shareholders' meeting, the need to add a seasoned sales and marketing executive was acknowledged publicly by Kris Budinger, but no experienced sales person had been hired until after we filed our first preliminary proxy statement. The Company's announced on April 26, 2002 that it had hired two new sales and marketing employees. We question the timing of this move and believe that those who were hired do not have the qualifications that we think are necessary to effectively implement a new sales strategy.

Another reason why sales of the PFC are lacking is the implementation of what we believe is a poor sales strategy. It would appear that, in efforts to sell the PFC, most of the Company's prospects were made aware of the development of the 48V. The Company's 2000 annual report admitted as much, stating: "Many potential users of the technology want to wait until our follow-on 48 volt power supply product line is available from us later in 2001." WE BELIEVE THIS HAS CAUSED MANY PROSPECTS TO DEFER THEIR DECISION TO USE THE COMPANY'S TECHNOLOGY UNTIL THE MORE COMPLETE PRODUCT IS AVAILABLE.

The Company stated in its recently published 2001 Annual Report on Form 10-KSB, filed April 15, 2002 that:

    o "The power supply industry suffered unprecedented declines in sales, revenues, and profitability during 2000-2001," and
    o    "Most capital projects [of electronics manufacturers] remain on hold."

The implications of these statements--that the Company's sales have been impeded by poor conditions in the industry--are, in our view, inappropriate. The Annual Report stated that telecommunications equipment production (our prime target) is down 11%. This still leaves 89% of the previous production levels up for grabs, a market estimated in the Annual Report to be $7.7 BILLION in 2002. One might conclude that in an industry of this size, even if production is down substantially, our technology might win a few more orders.

More importantly, it is our view that high technology industries do not discontinue the development of new products when demand for their current products softens. We believe that rapidly changing technologies normally demand that a company keep investing aggressively at all times in order to remain competitive. Thus, we believe a decline in the production of end-user products shouldn't affect manufacturer interest using the Company's products in future technologies. If the Company had already succeeded in designing its technology into presently available products, one might expect a decline in revenue on par with the decline in sales of the end product. The Company does not seem to us to be implying that its revenues are down correspondingly, but rather that the 11% decline has prompted such companies to defer significantly spending on research and development. We do not believe this to be the case.



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The problem, we believe, is not therefore the lack of opportunity due to industry conditions; it is a result of a poor sales strategy, poorly conceived and ineffective marketing programs, and lack of experience in sales and marketing.

WHERE DOES THAT LEAVE THE COMPANY?

The Company has offered numerous reasons over the years why it has had such limited success. Among those offered was the need for it to be responsive to its first (and only) significant customer, necessitating numerous expensive and time-consuming modifications to meet that user's ever expanding demands. This strategy of capturing an important original equipment manufacturer (OEM) at almost any cost was ultimately successful, if a purchase order is defined as success. Unfortunately, we believe management did not recognize or use its bargaining leverage to obtain favorable terms, and the result, as shown in the latest Annual Report on Form 10-KSB, filed April 15, 2002, is that the Company has razor thin gross margins that result in a net loss once normal overheads are considered. One reason management has given for agreeing to less-than-optimum terms is that the Company could use this OEM relationship as a means of proving itself credible to other prospective customers. Yet, the Company, also submitted to a nondisclosure arrangement in the OEM contract and, as of the date of this writing, is still prohibited from identifying the OEM.

Kris Budinger has admitted to us the shortcomings of this contract, but has, to date, been unable to rectify them. The Company is selling its PFC units with profit margins insufficient to absorb the Company's associated product overhead (according to the 10-KSB filed on April 15, 2002, which shows $141,515 of gross profit on sales of $2,253,295 for 2001, and that after deducting "Total Operating Expenses" there was a $5,209,634 net loss). Our internal sources indicate that the Company has unilaterally absorbed almost all requested modifications without requiring the OEM to pay redesign expenses. Even if the Company takes steps to rectify this untenable situation, we believe that they are too little and too late, and REFLECTIVE OF THE LACK OF EXPERIENCE AND PROFESSIONALISM PREVALENT THROUGHOUT THE COMPANY.

Our sources tell us that, as they understand it, the excuse used by the Company for developmental problems has been disagreements between research and development (Chris Riggio & Garth Woodland) and the engineering and technical staffs, and disagreements between Mr. Riggio and Mr. Woodland themselves, leading to inefficiencies and lack of productivity. While there is no question that numerous research and development problems have existed and continue to exist, we believe THE CAUSES CLEARLY AND DEMONSTRABLY LIE IN THE LACK OF STRUCTURE, ABSENCE OF ACCOUNTABILITY, UNWILLINGNESS TO DELEGATE AND A GENERAL LAISSEZ-FAIRE ATTITUDE AMONG SENIOR MANAGEMENT.

We believe the sales and marketing efforts are a dismal failure. Despite this continuing failure, in September 2000 the Company awarded SALARY INCREASES to one employee of 70% and to two other employees of 100%, plus significant option grants that that we find appalling. There is no question regarding the critical importance of sales to the Company's success. Yet despite EFFORTS BY SOME MEMBERS OF THE BOARD, INTERNAL COMPANY STAFF AND NUMEROUS SHAREHOLDERS URGING

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SENIOR MANAGEMENT TO HIRE EXPERIENCED KEY MANAGEMENT PERSONNEL WITH SUFFICIENT
EXPERIENCE, THE COMPANY HAS NOT DONE SO.

MANY OF YOU ARE AWARE OF THE FAMILY AND FRIENDS CONNECTIONS among several Company executives. While we are ignoring several other definable problem areas in an effort to be as brief as possible, shareholders might think we are not aware of what's going on at the Company without acknowledging the friends and family issue. Fred Budinger, Vice President of Engineering Operations, is the brother of the CEO. Warren "Eli" Reed, Director International Sales and Marketing, is the son-in-law of the CEO. We do not believe they would have been hired were it not for their relationship to the CEO. Many of you may not be aware that several key managers are members of Kris Budinger's church group. In all candor, nepotism is not the genesis of the fundamental problems plaguing the Company, it simply facilitates and magnifies them. Given the current situation, WE BELIEVE NEPOTISM IS AN ISSUE NOT LIKELY TO BE RESOLVED SATISFACTORILY WITHOUT A CHANGE IN THE BOARD.

WHY THE BOARD NEEDS TO BE REPLACED

THE COMPANY MANAGEMENT AND BOARD WILL, WE BELIEVE, VEHEMENTLY DEFEND ITS ACTIONS. In our first two preliminary proxy statements filed with the SEC, we predicted that the Company was:
         "very likely to make some moves to try to blunt this stockholder action. Among the moves you might see are:

              o A delay in the annual stockholder's meeting. This will allow them time to claim some successes, e.g. the release of the 48V and/or the closing of a new order, before the annual meeting proxies are distributed. (This is one reason we seek your written consent--we would prefer not to wait for the annual meeting).
              o Suits to disallow the filing of this proxy in an effort to delay our action further.
              o Attempts to discredit us, the proxy solicitors, through accusations and innuendo.
              o   The long overdue hiring of some seasoned executives."

Not surprisingly, we were right.  The Company has now:

              o   Delayed the annual meeting, now set for July 18th instead of
                  June 20th, the date established by the Company's bylaws.
              o   Filed suit against us to enjoin our solicitation. See "Other
                  Matters" below.
              o Attempted to discredit us in the lawsuit, using what we believe are "mud-slinging" accusations.
              o Hired two marketing executives and tentatively agreed to hire a new CEO, Glenn Grunewald. However, we believe, based upon communications with internal sources, that this new "CEO" was hand-picked by Mr. Budinger and will be simply a figure-head and, in our opinion, Mr. Budinger will remain "the power behind the throne," keeping most of the control.

We are very concerned about the recent announcements regarding the hiring of additional employees in face of a possible cash crunch. In a press release dated April 22, 2002 the Company announced the hiring of six engineers. In the recently released 2001 Annual Report on

Form 10-KSB filed April 15, 2002, the Company announced the formation of a "regionally based direct sales force." We acknowledge the fact that the engineers are needed to more rapidly expand the product line, and we applaud the long overdue commitment to more direct selling resources. In a subsequent news release dated April 26, 2002, the Company announced the hiring of additional marketing and sales personnel, again in the fact of diminishing cash reserves, to handle "all of those functions previously ... performed by contract agencies." Of course, if management does not effectively delegate authority, we believe it doesn't matter who the Company hires.

We believe this announced hiring is curious in face of the 2001 Annual Report, filed on April 15, 2002--just eleven days earlier--which stated "...the advertising and marketing campaign will continue for the year 2002 at a budgeted cost of approximately $1,100,000...." We seriously question the business timing of these decisions. The 2001 Annual Report states, "We do not know if adequate funds can be raised to support the company" and if funding is not obtained "we may need to take appropriate action to slow down our spending." This being the case, it seems more prudent to defer major increases in the burn rate until we obtain financing. The problem is that this current management team has, in our opinion, not shown expertise in managing their capital infusions, as evidenced by the fact that they have spent over $25 million without generating any profits (as shown above).

Although these moves have the potential of partially addressing some of the Company's problems, we believe the Company will still be encumbered by the presence of the ineffectual management responsible for the Company's present condition and will remain encumbered by what we believe are the ill-chosen and poorly performing friends and family of the current CEO. If we allow the present Board to persist shareholders will never know what deals were made with the new hires to preserve the status quo, and we doubt that, in light of past performance, management would make real use of any talent they did hire.

We have decided to retain Thomas Glaza as a member of the Board of Directors based on his past performance in representing the interests of the stockholders and high level of involvement in trying to resolve many of the problems that the Company has faced. This is evidenced by the large number of documents he has developed for the company's consideration in an attempt to assist them in making effective decisions. A PARTIAL LIST OF THE EFFORTS TOM GLAZA HAS LED THAT ARE SUPPORTED BY DOCUMENTATION include:

    o Efforts in the fourth quarter of 2000 to halt the excessive and unnecessary awards of stock options to Kris Budinger's brother, son-in-law, and two other executives whose experience and value, in our opinion, to the company did not match the title bestowed upon them by Mr. Budinger.
    o A November 2000 effort to define the need for management with experience and past records of success in business as a basis for hiring future executives. This was submitted in response to Kris Budinger's assertion that his brother was the best candidate for the job of COO.
    o Establishment, in the first quarter of 2001, of the guidelines under which compensation awards would be approved and how the compensation committee would operate to prevent unwarranted awards.

    o An analysis of the likely problems in the product development lab based on the documentation provided by Mr. Woodland and Mr. Riggio and interviews with Mr. Woodland and consultant Don Halley. Mr. Thomas Glaza's analysis placed, in his view, much of the blame for the problems on the leadership style of Kris Budinger.
    o Successful opposition to a proposal by Kris Budinger to hire Dirk Cline as the Vice President of sales and marketing. Mr. Thomas Glaza interviewed Mr. Cline against a set of objectives Mr. Thomas Glaza had shared with the Board and prepared a report showing that Mr. Cline fell far short of the experience and successful track record the Company needed in the position. Mr. Budinger subsequently hired Mr. Cline to develop marketing collaterals and has recently promoted him to Director of Marketing.
    o Successful opposition, in October 2001, to the practice of providing unsecured loans to executives, made without board approval.
    o Multiple requests in the first quarter of 2002 for a better job of planning and documenting how much capital would be required to accelerate development of follow-on products to the 48V. Mr. Thomas Glaza's was concerned about excessive dilution of current stockholders.

We believe this partial list well substantiates Thomas Glaza's attempts to retain successful and experienced leaders and his attempts to eliminate the excesses fostered by the presence of friends and family members in the Company.

We believe that the election of new directors will not disrupt significantly the operation of the Company, but rather will result in a smooth transition into more effective management. We believe that a new Board will facilitate the Company's ability to raise additional essential capital and promote future customer orders. WE BELIEVE POTENTIAL LENDERS, INVESTORS, AND CUSTOMERS WILL NOT FEEL THREATENED BY THIS ACTION BUT WILL SEE IT AS A POSITIVE STEP FOR THE COMPANY. While we do not anticipate any wholesale personnel moves, we do anticipate significant changes in organization and procedures. If the new Board is elected at the annual meeting instead of by written consent, then our nominees intend to add a fifth member to avoid potential deadlock and will fill that vacancy (the written consent includes a similar provision already). Any such director would be up for election at the 2003 annual meeting.

NEW BOARD STRATEGY

We have selected our nominees to provide the Board a broad base of business experience with particular expertise in the business areas where we perceive that the Company requires significant improvement. THIS EXPERIENCE IS HIGHLIGHTED IN THE SHORT RESUMES THAT FOLLOW.

The primary task of any Board is to protect and enhance shareholder value. WE BELIEVE THE PRESENT BOARD SELDOM MAKES A DILIGENT EFFORT TO GET INVOLVED beyond the limited detail presented by the CEO in Board meetings, with the sole exception of Thomas Glaza, who we believe has tried diligently to get the Company on the right path and will continue to do so. As you will see in the following list of objectives and new procedures, our approach to executing this primary task will be much different:

    o EACH MEMBER WILL HAVE OVERSIGHT RESPONSIBILITY for one or two key areas in the business. This means they will periodically go beyond the information presented in the Board meetings to meet directly with the people who are part of their oversight area(s). The primary purpose of these meetings will be to offer suggestions on plans, programs, strategies, etc., formed by the operating departments. The secondary purpose is to MAKE SURE THESE DEPARTMENTS ARE USING THE COMPANY'S RESOURCES EFFECTIVELY AND THAT THE INFORMATION REACHING THE BOARD IN ITS MEETINGS IS A TRUE REFLECTION OF WHAT IS OCCURRING. This approach tends to prevent CEOs from managing the flow of data to the Board to reflect only the view they wish to portray.
    o The Board will PARTICIPATE ACTIVELY IN DEVELOPMENT OF THE BUSINESS STRATEGY rather than just approve that presented by the management team.
    o The Board will REVIEW THE PERFORMANCE OF THE CEO ANNUALLY and help the CEO focus on how to improve areas in which he/she may be somewhat deficient.
    o The Board will REVIEW EACH DIRECTOR'S PERFORMANCE ANNUALLY and act to replace any member found significantly deficient. Each director will be asked to rate each other director in, for example, such areas as strategic thinking, quality of executing their oversight responsibilities, integrity, vision, judgment, level of participation, decision making, etc.
    o THE BOARD WILL ASK SHAREHOLDERS TO EVALUATE THE BOARD on its performance. This information will be shared with shareholders.

Other than as outlined above, our nominees do not have specific plans for pursuing their stated objectives; if elected, they will assess the situation and make strategic plans based upon the information they obtain once in office. Of course, no assurance can be given that our nominees will be able to attain their objectives or improve the Company's prospects or performance, and if elected, discharge of their fiduciary duties to shareholders could cause them to change their plans.

ON A PERSONAL NOTE

Most of you know that we virtually dedicated nearly two years to raising capital for the Company. We and other Northstar Securities, Inc. brokers raised approximately seventeen million dollars for the Company through private placements. We have been, and remain, the Company's biggest booster. We have unwavering confidence in the Company's breakthrough technology and are unshaken in our belief that the Company will prosper to all of our collective benefit. Given the current situation, however, it is clear we need to accelerate the process. We have to make the required adjustments now to assure we are not inhibited in achieving the aggressive growth we were all led to believe would happen, because we are forever saddled with an ineffective management group. We have offered the Company numerous candidates to join the staff and the Board. All have been rejected. We have asked other shareholders to try to sway the management in the right direction by writing letters to and calling Kris Budinger. All have been rebuffed or gone unanswered. WE SEE NO ALTERNATIVE BUT TO FORCE THE COMPANY ONTO A MORE DESIRABLE PATH.

In his current bestseller Good to Great, author Jim Collins' research can be summarized in a few words: "...great leaders... FIRST got the right people on the bus, the wrong people off the bus, and the right people in the right seats - and THEN they figured out where to drive it." Even more compellingly, he says: "...AND AT THE SAME TIME [you must] have the discipline to confront the brutal facts of your current reality." It is time we confront ours. Return your proxy to FALCON!

If you have any questions or require any assistance in executing or delivering your proxy, please call us at 1-800-670-8745.


Very Truly Yours,



James F. Glaza                               Jeannette Glaza
President,                                   Vice President,
Falcon Financial Services, Inc.              Falcon Financial Services, Inc.

                       2002 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                            ONLINE POWER SUPPLY, INC.


                                 PROXY STATEMENT
                                       OF
                   JAMES F. AND JEANNETTE A. GLAZA ("GLAZA"),
                           FALCON FINANCIAL ("FALCON")


         THIS SOLICITATION IS BEING MADE BY FALCON AND GLAZA AND NOT ON
                BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

1.       GENERAL INFORMATION

OnLine Power Supply, Inc. (the "Company") has announced that it set July 18, 2002 as the date for annual shareholder meeting. It stated that the meeting will be held from 10 a.m. to noon at The Terrace Gardens at Dove Valley Event and Conference Center, 13065 East Briarwood Avenue, Englewood, Colorado. It set the May 22, 2002 as the "record date" (the date that entitles owners of record to vote their shares - see #4 below). The principal executive offices of the Company are located at 8100 S. Akron St. #308, Englewood, CO 80112.

FALCON IS SOLICITING YOUR WRITTEN CONSENT TO INCREASE THE SIZE OF THE BOARD AND TO ELECT THREE OF THE FALCON NOMINEES (THOMAS GLAZA IS ALREADY A MEMBER OF THE BOARD AND WOULD REMAIN SO). IF HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY SIGN THE WRITTEN CONSENT, OUR NOMINEES WILL BE ELECTED IMMEDIATELY. However, if the holders of less than fifty percent of the Company's common stock sign and return the written consent, we will need to vote for our nominees (including Thomas Glaza) at the annual meeting (only a plurality of votes is required to elect directors at the annual meeting). Thus, WE ARE ALSO SOLICITING YOUR PROXY FOR THE 2002 ANNUAL MEETING, OR ANY SPECIAL MEETING HELD IN LIEU OF THE ANNUAL MEETING AT WHICH DIRECTORS MAY BE ELECTED.

2.       THE FALCON NOMINEES

Falcon proposes either to: (a) increase the size of the Board and fill the vacancies with its new nominees, KENNETH A. CASSADY, DAVID STEIN, and GARY A. YOUNG by written consent of the holders of a majority of the shares of the Company's common stock, or (b) elect KENNETH A. CASSADY, DAVID STEIN, and GARY
A. YOUNG and reelect THOMAS L. GLAZA (the "Falcon Nominees") as directors of the Company by a plurality of the shares of the Company's common stock at the 2002 Annual Meeting, or any special meeting held in lieu of the annual meeting.

The written consent seeks your consent to amend the bylaws of the Company in order to increase the size of the Board to make room for the new nominees (the present Board members, including Thomas L. Glaza, would serve the remainder of their terms). The written consent also seeks your consent to elect Mr. Cassady, Mr. Stein, and Mr. Young to fill those newly created vacancies (Mr. Thomas Glaza is already a member of the Board). Each of the Board members will hold office until the Company's 2002 annual meeting. The addition of the new members to the Board will give the Falcon Nominees control of the Board. It is anticipated that the Board would then nominate KENNETH A. CASSADY, DAVID STEIN, GARY A. YOUNG, and THOMAS L. GLAZA for reelection and nominate new member(s) for election to terms lasting until the 2003 annual meeting, and until his or her successor is elected or until his or her death, resignation, retirement or removal.

If holders of less than a majority of the Company's common stock sign and return the written consent, then Falcon will need to vote the executed proxies in favor of the Falcon Nominees at the 2002 annual meeting in order to replace the present Board with KENNETH A. CASSADY, DAVID STEIN, GARY A. YOUNG, and THOMAS L. GLAZA.

The Falcon Nominees have furnished the following information regarding their principal occupations and certain other matters. Each of the Falcon Nominees has consented to be named herein and to serve as a director if elected.

------------------------------------ ---------------------------------------------------------------------------------
NAME, AGE AND BUSINESS (OR           PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE YEARS, AND OTHER
RESIDENCE) ADDRESS                   DIRECTORSHIPS
------------------------------------ ---------------------------------------------------------------------------------
KENNETH A. CASSADY (48)              Current Occupation: President and Owner of CLA, LP, since February 2002 in
222 N. Tranquil Path Drive           Spring, TX
The Woodlands, TX  77380                       o   CLA manufactures stainless steel fittings for high-pressure hose
E-mail cassady@ev1.net                             applications. The products are sold through several large
                                                   distributors/manufactures of high-pressure hose to global
                                                   markets.  Industries served include water jet, oil and gas, and industrial processing.
                                               o   CLA has sales of approximately $2 million, employs 20, and has produced a growth rate of 25% for several years.
                                               o   CLA's facility primarily uses CNC (computer managed) equipment, and is located in north Houston.
                                     Areas of Significant Experience--Turnarounds, finance, manufacturing of electronics products, marketing, direct and indirect channel sales management, enterprise system activation, best business practices implementation, financial and performance measurement reporting processes, employee compensation programs, employee involvement programs, MRP II (Management Resource Planning), strategic planning, tactical objectives management, procurement, contracts, and general management of 1,500 person organizations.

                                     Expected Oversight Responsibility: Operational and financial performance, marketing, and product management.

                                     Prior Business Experience:
                                               o   He was self-employed from February 2001 to February 2002.
                                               o   Telxon from June 1999 to February 2001. A NYSE listed company with sales of $400 million, which had experienced significant financial and operational performance problems. Texlon produced and
                                                   distributed wireless computer and communication products. After significant improvements it was purchased by its primary competitor.
                                                   He served as the



                                       16

                                                   company's President and Chief Operating Officer.
                                               o   Monarch Marking Systems for 3 years. A privately held company with sales of $300 million, which had experienced financial and operational problems. Monarch produced bar code printers and supplies. After significant improvements the company was sold to a
                                                   NYSE company. He served as the company's President from April 1997 to June 1999, as its Chief Operating Officer from October 1996 to
                                                   April 1997, and its Chief Financial Officer from March 1996 to
                                                   October 1996.
                                               o   Lockheed Martin for 17 years. A NYSE company with sales of $27 billion, primarily a government contractor of aerospace products, information systems, electronic products, and project management.
                                                   He served as a Group Controller, Vice President of Mergers and
                                                   Acquisitions, Vice President of Business Operations for the
                                                   Information Group, and Group CFO for the Environmental Group.
                                               o   Coopers & Lybrand, LLP for one year.
                                               o   John H. Harland Company for 6 years. This company manufactures check and bank supplies. He held supervision and production positions.
                                               o   Education and Professional--BBA 1978 University of North Florida,
                                                   CPA licensed in Florida 1979.


THOMAS L. GLAZA (67)                 Current Occupation: Retired.  Member of the Board of three companies:
370 Fallen Leaf Lane,                          o   OnLine Power, Inc. since July 1999
Roswell, GA  30075                             o   CEMIS, since September 2000.  CEMIS is a privately held company
E-mail:  tlg22@mindspring.com                      located in Laguna Hills, CA.  It is a $2 million supplier of Web-based business systems and services primarily focused on improving the efficiency and time-to-market of new product releases and product revisions. This business area is normally referred to as "Product
                                                   Life Cycle Management."
                                               o   Global Entertainment, Inc. since February 2001. Global
                                                   Entertainment, Inc. is a public company located in Miami, FL. It is a $5 million supplier of software for Web-based gaming such as sports book and casino games.

                                     Areas of Significant Expertise--Strategy, business development (external partnerships), sales, marketing, accounting, employee compensation and personnel programs, software development, manufacturing support systems, business measurement systems.

                                     Expected Oversight Responsibility--Strategy, business development, accounting, employee compensation.

                                     Business Experience
                                               o   Mapics/Marcam Corp. for 7 years. A NASDAQ listed company with sales of $170 million. A leading supplier of Enterprise Resource Planning
                                                   (ERP) systems and implementation services. These systems are designed to improve the performance and efficiency of manufacturing and distribution systems. He held positions as the Vice President of Marketing and Business Development from September 1995 to June
                                                   1998 and Vice President of Business Development and Strategy from
                                                   June 1998 until March 2000. He retired from this company in March
                                                   2000.
                                               o   GMD Systems Corp. for 7 years. A privately held company with sales of $9 million. This company supplied software, education, and consulting services for companies implementing Computer Integrated
                                                   Manufacturing systems. He was the founder and CEO/COO.
                                               o   IBM Corp for 26 years. He held various positions in field sales and sales management in Grand Rapids, MI and Portland, OR. He served in marketing and marketing management positions in White Plains, NY,

                                       17

                                                   Munich, Germany, and Atlanta, GA. He received many awards for outstanding sales leadership. He led IBM's early efforts in developing early versions of ERP systems for which he received two
                                                   IBM "Outstanding Contribution" awards.
                                               o   Education- BBA 1957 and MBA 1959 University of Michigan School of
                                                   Business Administration.

DAVID STEIN (54)                     Current Occupation: President and Owner, The Stein Advantage, Inc. since 1997.
The Stein Advantage, Inc.                      o   His sales consultancy coaches companies to win large accounts in
69 Woodland Road                                   highly competitive sales environments.
Mahopac, NY  10541                             o   Author of How Winners Sell: 21 Proven Strategies to Outsell Your
Dave@thesteinadvantage.com                         Competition and Win the Big Sale, Bard Press, May 2002.
                                               o   Member of the Board - Global Entertainment Equity Holdings/Equities
                                                   (GAMM.OB), a publicly held company based in Miami, Florida, which supplies software for web-based casino and sports book gaming.

                                     Areas of Significant Experience: Competitive sales strategies, political positioning for business, sales development, international sales, analyst relations, and strategic and tactical marketing.

                                     Expected Oversight Responsibilities: Sales and marketing. Specifically, competitive sales strategies, development and adherence to sales processes and relation execution, value selling orientation, and development of sales channels.

                                     Business Experience:
                                               o   Marcam Corporation for 4 years: A $200 million public software company serving the global industrial enterprise marketplace. As
                                                   Director of Worldwide Sales Development, he reengineered large account sales and marketing processes to improve competitiveness and productivity worldwide. As Corporate Consultant/VP Marketing, he managed key alliances, industry analysts and competitive positioning.
                                               o   Datalogix International for 9 years: Formerly a $40 million, publicly held industrial enterprise software and services company, now owned by Oracle Corporation. As Vice President of Marketing, he
                                                   was responsible for communications, corporate identity, lead generation, strategic alliances, customer relations, etc. As Vice
                                                   President and Vice President/Director of International Operations,
                                                   based in London, then Rotterdam, he co-designed and co-managed
                                                   European expansion strategy in sales and marketing, and built a marketing team to assure new generation product would meet the needs of multinational companies. As Vice President of Operations, he created, managed, and grew all customer services and internal educational services, and as Vice President of Sales, he created and managed direct sales and established third party marketing relationships.
                                               o   National Sales Manager, Fortune Systems Corporation for 1 year.
                                                   Fortune was first provider of Unix-based work-group sized
                                                   computers.
                                               o   Woodland Data, Inc., Owner/President: Software consulting firm specializing in business applications. Sold company in November
                                                   1984 to Datalogix International.
                                               o   In his youth: Professional musician, bandleader, arranger, and teacher. Recording credits include Fred Waring, the Chambers
                                                   Brothers, Wilson Pickett, Frankie Valli and the Four Seasons, and
                                                   the Bob Crewe Generation.
                                               o   Education: Bachelor of Arts at CCNY. Coursework in Masters of Music
                                                   at Lehman College, Bronx, NY.



                                       18

GARY A. YOUNG (60)                   Current Occupation:  Business Consulting, Author, Builder since April 1998:
712 Hillview Court                             o   Provide business management consulting in the area of leadership,
Fort Collins, CO  80526                            employee satisfaction, and business controls.  Has been helping
E-mail: garyalanyoung@attbi.com                    foes of the Hewlett Packard / Compaq merger.
                                               o   Author of a business management book on the web, "The Disruptive
                                                   Technology Advantage," which explains how companies can use technology that "upsets" traditional business practices in order to create new markets and wealth for the shareholders.

                                     Areas of Significant Expertise: Creating value through technical management and results in operations, finance, engineering, marketing, and manufacturing. Skills include high technology product development, strategic planning and execution, management of complex manufacturing environments, innovative motivation of
                                     "difficult" people and team management techniques, organizational re-engineering, cost control, and overall business controls.

                                     Expected Oversight Responsibility: Strategy, product research and development, manufacturing planning, and business controls.

                                     Business Experience:
                                               o   General Manager of Hewlett-Packard's Technology Center in Colorado
                                                   Springs for 6 years, retiring in April 1998: The center was losing nearly $2 million on $16 million in revenue. Under Gary's
                                                   leadership, revenue grew to $80 million with double-digit net profits while customers received an average of 40% in price reductions.
                                               o   Manager of Hewlett-Packard's Integrated Circuits Fabrication
                                                   Facilities in Loveland and Fort Collins Co for 4 years: he managed the conception and development of a breakthrough "disruptive technology" concept in ink jet printing and its placement into production in just 180 days. This contribution was a major reason why HP became a leader in ink jet printing technology. His leadership and efforts in business control helped to increase productivity over 300%.
                                               o   Vice President of Engineering Systems Corp: Managed two successful international acquisitions that involved complex analysis of the accounting systems used by foreign companies. Subsequently he became responsible for Data Magnetics, LTD Hong Kong and Atlas
                                                   Electronics, LTD. Singapore, and managed them by using expatriate managers.
                                               o   Product Marketing Manager, Hewlett Packard Co. Surveying Products:
                                                   The major contribution made was the analysis that Hewlett-Packard should not be in the surveying business.
                                               o   Program Manager: Developed all the manufacturing processes to make the instrument enclosures and common parts used by various divisions of Hewlett Packard Co.
                                               o   Education: MBA in Finance, 1971, Oregon State University. BS
                                                   Mechanical Engineering, 1964, University of Colorado, Boulder.
------------------------------------ ---------------------------------------------------------------------------------

Falcon Nominees beneficially own the following number of shares of Company common stock:

----------------     -----------------------     -----------------------------
NAME                 Number of Common Shares     Approximate Percentage of all
                     Beneficially Owned          Company Common Shares
----------------     -----------------------     -----------------------------
Kenneth Cassady                            0                                --
----------------     -----------------------     -----------------------------
Thomas Glaza (1)                  82,234 (2)                                 *
----------------     -----------------------     -----------------------------
David Stein                                0                                --
----------------     -----------------------     -----------------------------
Gary Young                            32,687                                 *
----------------     -----------------------     -----------------------------

* Represents holdings of less than one percent.
(1) Mr. Thomas Glaza has served as a director of the Company since July 1999, and his current term of office expires at the 2002 Annual meeting. (2) The Company reported in its 2001 10-KSB, filed April 15, 2002, that Mr. Thomas Glaza beneficially owned 70,309 shares. Mr. Thomas Glaza has separately reported to us that as of May 3, 2002, he beneficially owns 62,734 shares and options to purchase another 19,500 shares, all of which are exercisable within 60 days of the date hereof, giving him an aggregate beneficial ownership of 82,234 shares.

To the knowledge of Falcon, there are no material proceedings in which any of the Falcon Nominees is a party adverse to the Company or proceedings in which such Nominees have a material interest adverse to the Company and none of the Nominees have had any material occupation or employment with the Company. There are no arrangements or understandings between any of the Nominees and any other party pursuant to which any such Nominee was or is to be selected as a director or Nominee, nor are there any such arrangements within Item 5(b)(1)(viii) of
Schedule 14A.

3.       NOMINATION AND QUORUM REQUIREMENTS; VOTING PROCEDURES

Election of the Falcon Nominees to the Company's Board of Directors requires either 1) the consent of shareholders holding a majority of the common stock of the Company, or 2) the affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the 2002 Annual Meeting, provided that a quorum is present. The presence in person or by proxy of holders of at least a majority of the Company shares entitled to vote at the 2002 Annual Meeting would constitute a quorum.

Based on publicly available information, Falcon believes that the Company common stock is the only class of voting shares of the Company and that all outstanding shares as of the close of business on the record date, which the Company has set as May 22, 2002, will be entitled to vote at the 2002 Annual Meeting. Subject to the foregoing, each share will be entitled to one vote. The accompanying proxy will be voted in accordance with the shareholder's instructions on such proxy:
Shareholders may vote for the election of the entire slate of Falcon Nominees or may withhold their votes from any one or more of the Nominees by writing the name of any such Nominee in the space provided on the proxy or written consent. We are not aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, we will have discretion to act on those matters. This will prevent you from exercising your right to vote on such matters because we will vote for you in our discretion.

Notwithstanding the foregoing, FALCON URGES SHAREHOLDERS TO SIGN THE WRITTEN CONSENT. FALCON ALSO URGES YOU TO VOTE FOR ALL OF THE FALCON NOMINEES ON THE ENCLOSED PROXY. If no direction is given and you return the signed proxy to us, it will be voted for the election of all of the Falcon Nominees. Election of directors at the annual meeting is by plurality vote. Shares not voted, including broker non-votes, and shares voted to abstain from such vote will not be taken into account in determining the outcome of the election of directors, so long as a quorum is present.

According to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001, there were outstanding 21,243,155 shares of Company common stock outstanding. Based upon Falcon's review of publicly available EDGAR filings, to Falcon's knowledge, the shareholders set forth below beneficially owned as of March 31, 2002 more than five percent of the outstanding shares of Company common stock and the executive officers and directors of the Company beneficially owned as of March 31, 2002, the number of shares of Company common stock set forth below. We have no means to determine if, between then and the date of this proxy statement, any options have become exercisable within 60 days (if they had, the proxy rules would require them to be included in the number of shares beneficially owned). (Falcon has actual knowledge as to the holdings of Mr. and Mrs. Glaza and Thomas Glaza).
                  DIRECTORS, OFFICERS, AND 5% BENEFICIAL OWNERS

----------------------------------------- -------------------- ----------------
NAME                                      SHARES                  PERCENTAGE
----------------------------------------- -------------------- ----------------
Kris M Budinger*                                1,378,125 (1)             6.4%
Chief Executive Officer
8100 South Akron # 308
Englewood, Colorado 80112
----------------------------------------- -------------------- ----------------
Richard L. Millspaugh                               53,428(2)               **
Chief Financial Officer
6335 Lemonwood Drive
Colorado Springs, Colorado 80918
----------------------------------------- -------------------- ----------------
Thomas L. Glaza*                           70,309 [82,234]***               **
370 Fallen Leaf Lane
Roswell, Georgia 30075
----------------------------------------- -------------------- ----------------
Ronald W. Mathewson *                               28,250(3)               **
87 Glenmoor Place
Englewood, Colorado 80110
----------------------------------------- -------------------- ----------------
Gary R. Fairhead *                                  47,500(3)               **
2201 Landmeier Road
Elk Grove Village, Illinois 60007
----------------------------------------- -------------------- ----------------
Chris A. Riggio                                  1,136,845(4)             4.8%
Vice-President Discovery
8100 South Akron, Suite 308
Englewood, Colorado 80112
----------------------------------------- -------------------- ----------------
James Glaza                                     1,410,584 (5)             6.6%
15435 Gleneagle Drive
Suite 210
Colorado Springs, Co 80921
----------------------------------------- -------------------- ----------------
Jeannette Glaza                                 1,402,749 (6)             6.6%
15435 Gleneagle Drive
Suite 210
Colorado Springs, Co 80921
----------------------------------------- -------------------- ----------------
All Directors and Executive                     2,726,382              12.4%(8)
Officers as a group (6 persons)(7)
----------------------------------------- -------------------- ----------------

* Director
** Less than 1%
*** The Company reported in its 2001 10-KSB, filed April 15, 2002, that Mr. Thomas Glaza beneficially owned 70,309 shares. Mr. Thomas Glaza has separately reported to us that as of May 3, 2002, he beneficially owns 62,734 shares and options to purchase another 19,500 shares, all of which are exercisable within 60 days of the date hereof, giving him an aggregate beneficial ownership of 82,234 shares.
(1) Includes 516,691 shares owned by immediate family members of Mr. Budinger (Kris's wife holds sole voting and dispositive power over 412,291 shares and Mr. Budinger shares voting and dispositive power over 102,400 shares owned by his children). According to the Company's 2001 10-KSB, filed April 15, 2002, this includes at least 511,650 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.
(2) According to the Company's 2001 10-KSB, filed April 15, 2002, this number is the number shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.
(3) The Company's 2001 10-KSB, filed April 15, 2002 did not disclose how many of these shares are options exercisable within 60 days of March 31, 2002; it only disclosed that it has awarded 73,000 options to purchase common stock to all the non-executive directors as a group. Mr. Thomas Glaza informs us that he has options to purchase 19,500 shares, which means Mr. Fairhead and Mr. Mathewson have 53,500 options between them.
(4) According to the Company's 2001 10-KSB, filed April 15, 2002, this includes 236,032 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.
(5) Includes 10,585 shares held by Mr. Glaza as custodian for his minor grandchildren and 719,388 shares held by Mr. Glaza's spouse. He disclaims beneficial ownership of the shares held by his spouse. He is the shareholder of record of 680,611 shares.
(6) Includes 2,750 shares held by Mrs. Glaza as custodian for her minor nieces and nephews and 680,611 shares held by Mrs. Glaza's spouse. She disclaims beneficial ownership of the shares held by her spouse. She is the shareholder of record of 719,388 shares.
(7) See Notes 1-3 and "***". Includes 691,506 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2002.

4. VOTING YOUR SHARES AND REVOCABILITY OF PROXY; EFFECT AND TREATMENT OF WRITTEN CONSENT

         A. PROXIES

You may vote on the proxy even if you have previously voted a proxy provided to you by the Company. You may change your vote after you have submitted a proxy--only your latest dated proxy counts. Execution and delivery of a proxy by a record holder of shares will be presumed to be a proxy with respect to all shares held by such record holder on the record date (May 22, 2002) unless the proxy specifies otherwise. Only holders of record as of the record date will be entitled to vote. If you are a shareholder of record at the close of business on the record date, you will retain your voting rights for the 2002 Annual Meeting even if you sell your shares after the record date. Accordingly, it is important that you grant a proxy to vote the shares held by you on the record date, even if you sell your shares after the record date. Further, your proxy will not affect or revoke any written consent you have submitted or will submit to Falcon or the Company.

Your proxy is revocable, and you may revoke your proxy at any time prior to its exercise by attending the 2002 Annual Meeting and voting in person (although attendance at the 2002 Annual Meeting will not in and of itself constitute revocation of a proxy), by giving oral notice of revocation of your proxy at the 2002 Annual Meeting, or by delivering a written notice of revocation or a duly executed proxy relating to the matters to be considered at the 2002 Annual Meeting and bearing a date later than the date on your signed proxy to the secretary of the Company at 8100 S Akron St #308, Englewood, CO 80112.

Unless revoked in the manner set forth above, proxies in the form enclosed will be voted at the 2002 Annual Meeting for the election of directors in accordance with your instructions. In the absence of such instructions, such proxies will be voted for the election of the Falcon Nominees (including any substitutes if any Falcon Nominee is unable or unwilling to serve). If any other matters are properly brought before the 2002 Annual Meeting, such proxies will be voted on such matters as Falcon, in its discretion and consistent with applicable law, may determine.

         B.  WRITTEN CONSENT

A written consent allows shareholders to take an action that has the same effect as a shareholder vote, but without holding a annual or special meeting of the shareholders. Accordingly, although you may revoke your written consent until the proposed action becomes final by delivering a signed, written revocation of consent to the Company, YOUR CONSENT MAY NOT BE REVOKED ONCE THE ACTION BECOMES FINAL. The proposals would become final if they are presented to the Company after having been signed by the holders of a majority of the Company's outstanding shares, and we do not plan to give notice to the Company or to shareholders unless and until this threshold is met. As a result, the action may become final--and your right to revoke your written consent would thus terminate--at any time upon the consent of shareholders holding a majority of the shares, and you will not have further notice of this event. Signing the written consent will not affect or revoke any proxy you have submitted or will submit to Falcon or the Company, nor will submitting the Company's proxy affect the written consent.

The record date for the written consents will be the date such consents are delivered to the Company. Upon receiving sufficient number of written consents to amend the bylaws and elect the new Falcon Nominees, Falcon and/or the Company will send notice of such action to you. Although we encourage you to submit your written consent as soon as possible, you may submit the written consent at any time prior to the date of the 2002 Annual Meeting, after which any submitted written consents will expire if such written consents have not been presented already to the Company.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE FOR THE ELECTION OF THE FALCON NOMINEES BY RETURNING THE WRITTEN CONSENT AND BY SIGNING, DATING, AND MAILING THE ENCLOSED PROXY TODAY. If you have already sent a proxy to the Board of Directors of the Company, you may revoke that proxy and vote for the election of the Falcon Nominees by signing, dating, and mailing the enclosed proxy.

PLEASE REVIEW VOTING INSTRUCTIONS ON THE ATTACHED PROXY.

If you have any questions about the voting of shares, please call Falcon Financial Services, Inc., toll-free at 1-800-670-8745.

5.       SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, facsimile, e-mail, or in person. Information regarding executive officers, employees, and other representatives of Falcon who may solicit proxies or assist in the solicitation of proxies is set forth in the table below. Except as set forth herein, none of the Falcon Nominees or the persons listed in the table below has any substantial interest in any matter to be acted upon at the 2002 Annual Meeting. Falcon does not, at this time, intend to retain commercial solicitation or advisory services to assist in this matter. Should such services be retained in the future, the terms of such an agreement will be made available. The entire expense of soliciting proxies for the 2002 Annual Meeting is being borne by Falcon. Falcon will seek reimbursement for such expenses from the Company without a shareholder vote if its Nominees are elected. Costs of this solicitation of proxies are expected to be approximately $30,000, primarily in legal and mailing costs. Total incurred to date in furtherance of or in connection with the solicitation of proxies is approximately $17,000. See the table below for list of potential solicitors and their holdings of the Company's common stock.

The following table sets forth the name and present principal occupation or employment of certain associates of Falcon who may also solicit proxies. The business address of each such person is c/o Falcon Financial Services, Inc., 15435 Gleneagle Drive, Suite 210, Colorado Springs, CO 80921. Each person listed below is a citizen of the United States. To the extent the matters to be acted upon at the 2002 Annual Meeting may have an effect on the future business of the Company, the individuals identified in this table may be deemed to have an interest in such matters as a result of their beneficial ownership of shares of the Company's common stock.

--------------------------- ----------------------- ---------------------------------------
          Name              Occupation / Employment  Beneficial Ownership of Company Shares
--------------------------- ----------------------- ------------ ------------ --------------
                                                      Number         Nature   Percentage (1)
--------------------------- ----------------------- ------------ ------------ --------------
James Glaza                 Financial Planner           680,611  Direct
                                                        729,973  Indirect (2)          6.6%
                                                        -------
                                                      1,410,584
--------------------------- ----------------------- ------------ ------------ --------------
Jeannette Glaza             Financial Planner           719,388  Direct
                                                        683,361  Indirect (3)          6.6%
                                                        -------
                                                      1,402,749
--------------------------- ----------------------- ------------ ------------ --------------
Rick Parsons                Financial Planner           156,308  Direct                   *
--------------------------- ----------------------- ------------ ------------ --------------
Terri Kelly                 Office Manager               58,689  Direct
                                                         14,000  Indirect (4)
                                                         ------
                                                         72,689                           *
--------------------------- ----------------------- ------------ ------------ --------------
Tracy Supan                 Receptionist                    345  Direct                   *
--------------------------- ----------------------- ------------ ------------ --------------

                                       24

--------------------------- ----------------------- ------------ ------------ --------------
James Doukas                Retired                      23,300  Direct
                                                          4,500  Indirect (5)
                                                          -----
                                                         27,800                           *
--------------------------- ----------------------- ------------ ------------ --------------
Judy Doukas                 Retired / Part-time           4,500  Direct
                            Receptionist                 23,300  Indirect (6)
                                                         ------
                                                         27,800                           *
--------------------------- ----------------------- ------------ ------------ --------------
All participants as a group                                      1,785,397                                       8.4%
(including the Falcon
Nominees) (7)
------------------------------ ------------------------ ------------------- --------------------- --------------------

* Represents holdings of less than one percent.
(1) Percentage ownership is calculated based upon 21,243,155 shares of Company common stock outstanding according to the Company's 2001 Form 10-KSB, filed April 15, 2002.
(2) Includes 10,585 shares held by Mr. Glaza as custodian for his minor grandchildren and 719,388 shares held by Mr. Glaza's spouse. He disclaims beneficial ownership of the shares held by his spouse. He is the shareholder of record of 680,611 shares. Mr. James Glaza is also the brother of Mr. Thomas Glaza, one of the Falcon Nominees. Within the past two years, Mr. James Glaza has purchased shares in the Company as follows: on July 11, 2000 he purchased 3 blocks of 85 shares at $6 per share, for a total of 255 shares.
(3) Includes 2,750 shares held by Mrs. Glaza as custodian for her minor nieces and nephews and 680,611 shares held by Mrs. Glaza's spouse. She disclaims beneficial ownership of the shares held by her spouse. She is the shareholder of record of 719,388 shares. Mrs. Glaza is also the sister-in-law of Mr. Thomas Glaza, one of the Falcon Nominees. Within the past two years, Mrs. Glaza has purchased shares in the Company as follows:
     On March 29, 2001, 125 shares at $4.00 per share; on December 19, 2000, 125 shares at $8.00 per share; and on May 05, 2000, 149,076 shares at $1.80 per share.
(4) Of this amount, Ms. Kelly is custodian for 14,000 shares in accounts for her minor children, nieces and nephews.
(5) Mr. Doukas is married to Mrs. Doukas, and so is deemed to beneficially own her 4,500 shares.
(6) Mrs. Doukas is married to Mr. Doukas, and so is deemed to beneficially own his 23,300 shares.
(7) As disclosed above, Mr. Gary Young beneficially owns 32,687 shares and Mr. Thomas Glaza owns 82,234 shares.

Mr. Thomas Glaza, within the past two years, purchased shares in the Company as follows: on May 01, 2000, 400 shares at $11.00 per share; on May 31, 2000, 5000 shares at $2.00 per share; on February 08, 2001, 1100 shares at $5.875 per share; and on February 26, 2001, 1500 shares at $4.1875 per share.

There are no arrangements or understandings with any person with Item 5(b)(1)(xii) of Schedule 14A.

We may now have an incidental interest in the outcome of this solicitation in that if we are successful, the Falcon Nominees may decide not to pursue the lawsuit described in "Other Matters" below. However, this interest may be minimal because if we defeat the preliminary injunction motion, the lawsuit likely will be moot.

6.       SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

As of the date hereof, the Company has not disclosed the dates prior to which notices of nominations for election to the Company's Board of Directors or Shareholder proposals in respect of the Company's 2003 annual meeting of Shareholders must be delivered to the Company. Falcon believes that, in determining these dates, the following principle, in addition to certain provisions of state law and the bylaws, will apply:

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, in order for Shareholder proposals to be considered for inclusion in the Company's proxy statement for the 2003 annual meeting of Shareholders, such proposals must be received by the Secretary of the Company at 8100 S. Akron St. #308, Englewood, CO 80112, not less than 120 calendar days prior to the date of the proxy statement released by the Company in connection with the 2002 Annual Meeting. If an annual meeting is not held in 2002 or the date of the 2003 annual meeting varies by more than 30 days from the date of the 2002 Annual Meeting, the Company will be required to establish a deadline a reasonable time prior to printing and mailing its proxy materials for the 2003 annual meeting.

In the Preliminary Proxy Statement filed by the Company in connection with the 2001 annual meeting, the Company stated that any such proposals "must be received by us [the Company] in writing at least 60 days in advance of the meeting date." Further information regarding the applicable dates for nominations of directors and Shareholder proposals may be contained in the Company's proxy statement for the 2002 Annual Meeting.

7.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the knowledge of Falcon, none of the Nominees, their immediate family members, any corporation or organization of which any of the Nominees is any executive officer or partner, or is directly or indirectly the beneficial owner of 10 percent or more of any class of equity securities, or any trust or other estate in which any of the Nominees has a substantial beneficial interest or serves as a trustee or in a similar capacity, has been indebted to the Company or its subsidiaries at any time since January 1, 2001, in a amount in excess of $60,000, nor have they had any transactions with the Company during that time exceeding $60,000.

To the knowledge of Falcon, none of the relationships regarding the Nominees described under Item 404(b) of Regulation S-K exists or has existed since January 1, 2001, there are no relationships involving any of the Nominees that would have required disclosure under Item 402(j) of Regulation S-K had the Nominees been directors of the Company.

8.       COMPENSATION OF DIRECTORS

Mr. Thomas Glaza, along with the other non-executive directors of the Company, currently receives nonqualified options to purchase 10,000 shares Company common stock for each year of service on the Board of Directors, at an exercise price equal to the market price of the Company's shares on the date the options are granted. The Company also pays travel expenses for the non-executive directors, including Mr. Thomas Glaza, to attend the meetings of the Board. The directors do not receive any other compensation for their services.

If elected, each Falcon Nominee also will receive yearly options to purchase 10,000 shares of the Company's stock. The terms of such grants will be controlled by the Company in accordance with the Company's stock option plan. The Nominees will also be reimbursed for expenses incurred in the fulfillment of their position as directors of the Company. Each of the Falcon Nominees, if elected, will be indemnified for service as a director to the same extent indemnification is provided to other directors under the Company's Articles of Incorporation. Also, upon election, the Falcon Nominees will be covered by the Company's officer and director liability insurance, if any.

To the knowledge of Falcon, none of the Nominees has received any material cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other material compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K under the Securities Act of 1933 (Regulation S-K), other than Thomas L. Glaza, who has served as a director of the Company since July 1999, and has been compensated as such. Other than as set forth above, Falcon is not aware of any other material arrangements pursuant to which any Falcon Nominee was to be compensated for services during the Company's last fiscal year. See the table above for a listing of the Falcon Nominees' holdings of the Company's common stock.

9.       OTHER MATTERS

Falcon is not aware of any other substantive matter to be considered at the 2002 Annual Meeting. However, if any other matter, such as approval of the Company's auditor's contract, properly comes before the 2002 Annual Meeting, Falcon will vote all proxies held by it in accordance with its best judgment and consistent with the federal proxy rules. IF YOU VOTE FALCON'S PROXY, PLEASE DO NOT RETURN THE COMPANY'S PROXY WHEN YOU GET IT, AS IT WILL NEGATE YOUR VOTE, because the last proxy revokes all before. The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available information. Although Falcon does not have any information that would indicate information contained in this Proxy Statement that has been taken from such documents is inaccurate or incomplete, Falcon has no way to verify or assess the reliability, accuracy, or completeness of such information. To date, Falcon has had only limited access to the books and records of the Company.

If we are unsuccessful in our solicitation of proxies and the written consent, we will continue to do what we can to advocate appropriate changes in the Company's management and direction, but we do not plan on making any further proxy solicitations or other attempts to gain control of the Company.

On May 10, 2002, the Company filed a lawsuit and a motion for preliminary injunction in United States District Court for the District of Colorado, case number 02-D-0904(CBS), against Falcon Financial Services, Inc., James and Jeannette Glaza, Rushmore Securities, Inc. (our broker-dealer), Thomas Glaza, and "John Does 1-10." The complaint alleges that we have solicited and are soliciting proxies in violation of Section 14 of the Securities Exchange Act of 1934 and the proxy rules of the Securities and Exchange Commission. We deny the allegations and firmly believe the court will see the suit as we do--an attempt by the present Board of Directors to entrench themselves in power.

The Company's motion for preliminary injunction alleges that the preliminary proxy statements we have filed with the SEC are materially false and misleading for the following reasons: (a) failure to identify all participants in the proxy solicitation; (b) failure to disclose our regulatory history; and (c) failure to disclose the purchase price of the Company stock we bought while we were selling Company stock to our clients and the amount of selling commissions we received for such sales. The Company's motion seeks an order of the court enjoining us from solicitating proxies in violation of federal securities laws. A hearing has been set for June 25, 2002.

The Company asserts that we should disclose the following information about us. Over more than twenty years, clients have made claims against us through the National Association of Securities Dealers ("NASD"). In each of those instances, our clients challenged our investment philosophy, but the claims centered on losses in certain investments that we recommended. In three instances, the arbitration panel found in favor of our clients, awarding a total of $1,093,158, of which our broker-dealer paid all but $9,200. In the remaining cases, we and/or our broker-dealer repurchased from the clients the portfolios that we created with them as a means of resolving the dispute. Clients have also sued us in state court, but we were dismissed from the cases and incurred no liability as a result of them. Primarily because of the number of claims made against us, the Certified Financial Planner Board of Standards prohibited us from using our CFP designations for six months. Finally, certain states have prohibited us from practicing as a registered representative on similar grounds. We recognize that our investment philosophy is unique and is not accepted universally.

We do not believe that our litigation history is relevant. It in no way bears on the solicitation we are making--we are soliciting your proxy and written consent in order to elect independent directors, not ourselves, to the Board of Directors of the Company.

The SEC is investigating the Company. During the course of that investigation, the SEC obtained substantial documents from us and our broker/dealer and took the deposition of Mr. Glaza on more than one occasion. The SEC was particularly interested in our involvement in the sale of the Company's securities. However, apart from this investigation the SEC has not taken any action against us, nor, so far as we know, has it taken any action against the Company. Should the SEC take any action against us, we will defend such action appropriately. Again, we do not believe this is relevant to this solicitation, but we wanted to disclose the substance of the Company's allegations.

We have purchased stock in the Company over the past eight years at various prices and through various means; four of which were direct purchases from the Company with the money we earned from commissions on the sale of Company stock. Our average cost basis for our stock is 50 cents per share, and we purchased at prices ranging from 25 cents to $30 per share. This average price includes shares acquired directly from the Company in private placement transactions, as well as all other purchases. Moreover, one of our purchases was a private purchase of 1,000,000 shares from a Glitchmaster shareholder in February 1997 at a price of 25 cents per share, and because we paid no commissions or similar transaction expenses in connection with this purchase, we do not believe that purchase constitutes a representative transaction for purposes of computing our investment in the Company's stock. Excluding that private purchase, the average cost of the shares we purchased from the Company was 84 cents per share. Falcon and its broker-dealer earned approximately $1,400,000 in commissions for sales of Company stock. Again, we believe this in no way bears on the solicitation we are making.

10.      IMPORTANT

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2002 Annual Meeting, no matter how many shares you own, please sign the written consent to action and give Falcon your proxy for the election of the Falcon Nominees as directors by taking four steps:

1.       SIGNING THE ENCLOSED WRITTEN CONSENT TO ACTION.
2.       SIGNING THE ENCLOSED PROXY.
3.       DATING THE ENCLOSED PROXY.
4. MAILING THE WRITTEN CONSENT AND THE ENCLOSED PROXY TODAY IN THE ENVELOPE PROVIDED (No Postage is required if mailed in the United States)

IMPORTANT:  SEE THE SPECIAL VOTING INSTRUCTIONS SHEET FOR DETAILED PROCEDURES.

                         Falcon Financial Services, Inc.
          15435 GLENEAGLE DRIVE, SUITE 210 * COLORADO SPRINGS, CO 80921
                719 487-7277 * 800 670-8745 * FAX: 719 487-7278 *
                       E-MAIL: falconfinancial@yahoo.com

   Proxy for 2002 Annual Meeting of Shareholders of Online Power Supply, Inc.

The undersigned hereby appoints James F. Glaza and Jeannette A. Glaza ("Falcon") and each of them, with full power of substitution, as proxies of the undersigned to represent and to vote all shares of common stock of OnLine Power Supply, Inc. (the "Company"), a Nevada corporation, which the undersigned is entitled to vote at the 2002 Annual Meeting of the Company's shareholders or at any adjournments, postponements or rescheduling thereof, or at any special meeting of the shareholders called by a majority of said shareholders as follows (please check the desired box):

1. Proposal No. 1 - Election of Four Directors by Holders of Shares of Common Stock

   |_|FOR all nominees listed below     |_| WITHHOLD AUTHORITY (except as
                                        marked to the contrary below) to vote
                                        for all nominees listed below


     (Instructions: To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below.)

         Kenneth A. Cassady, Thomas L. Glaza, David Stein, Gary A. Young

         FALCON RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.
                       -----------------------------------

In their discretion, Falcon is authorized to vote (1) for the election of any replacement nominee for a nominee for whom the undersigned voted if the original nominee is unable to serve or for good reason will not serve and (2) upon such other business as may properly come before the meeting other than the items set forth above.

THIS PROXY IS BEING SOLICITED ON BEHALF OF FALCON, NOT ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

The undersigned hereby acknowledges receipt of the Proxy Statement dated May ___, 2002, of Falcon Financial, relating to the 2002 Annual Meeting of OnLine Power Supply, Inc. The undersigned hereby revokes any proxies heretofore given by the undersigned relating to the subject matter thereof and confirms all that the proxies may lawfully do by virtue hereof. This proxy will remain valid until a vote occurs on these proposals, not to exceed two years from this date.

Signature:                             Joint Signature:
          ----------------------                       ------------------------
                                                         (if held jointly)
Name:                                  Name:
       -------------------------            -----------------------------------

Title:
       -------------------------            -----------------------------------
Please sign exactly as name appears on your       Estimated # of
certificate.  When shares are held jointly,       Shares Being voted:
signatures should include both names.                                ----------
When signing as any  other entity, please
give full title as such.                          Dated:
                                                        --------------------

                       (SEE INSTRUCTIONS ON REVERSE SIDE)

SPECIAL VOTING INSTRUCTIONS:
---------------------------

How can you be sure your proxy will count?

Follow one of these instructions:

1. If you know the stock certificate is in your name (IF IT IS STILL RESTRICTED, IT IS IN YOUR NAME), individually or jointly, then:
         1.   Mark your vote
         2.   Sign & Date
         3. Mail to Falcon Financial Services Inc in the return envelope provided.

2. If you know the stock is held in street name, for example, you purchased it on the open market from a broker-dealer such as Merrill Lynch, or through an online brokerage firm like E-Trade, then:
    1. Your broker-dealer firm or its designee will forward you a separate proxy and written consent allowing you to vote those shares.
    2.   Mark your vote.
    3.   Sign and date.
    4. Mail the completed proxy and the written consent in the return envelope provided.

         If you have not received a proxy and written consent from your broker, promptly contact Falcon Financial who will have one sent to you.

3.       If your stock is held by Retirement Accounts Inc. (RAI), then:
         -------------------------------------------------------
         1.   Mark your vote
         2.   Sign & Date
         3. Use your return envelope to mail to Falcon Financial Services, Inc.

4.       If your stock is held by any other custodian, then:
         --------------------------------------------
         1.   Mark your vote
         2. Mail to your custodian, instructing them to sign & date the proxy and mail to Falcon Financial Services, Inc.

5.       If you have stock held more than one way, then:
         ----------------------------------------
         1. Copy your proxy and the written consent as often as necessary (or request more from Falcon)
         2.   Follow above instructions for each situation

         IMPORTANT: A SEPARATE PROXY AND WRITTEN CONSENT IS REQUIRED FOR EACH TYPE OF REGISTRATION

6. If you are not sure which procedure to follow, call Falcon at 800-670-8745 or 719-487-7277
       THIS CONSENT IS BEING SOLICITED ON BEHALF OF FALCON, NOT ON BEHALF
                      OF THE COMPANY'S BOARD OF DIRECTORS.

                            CONSENT OF SHAREHOLDER OF
                            ONLINE POWER SUPPLY, INC.
                        TO TAKE ACTION WITHOUT A MEETING

         The undersigned shareholder (the "Shareholder") of Online Power Supply, Inc., a Nevada corporation (the "Corporation"), hereby adopts and consents to the adoption of the following preambles and resolutions, pursuant to Section 78.320(2) of the Nevada Revised Statutes, and hereby acknowledges receipt of the Proxy Statement dated May ___, 2002, of Falcon Financial, relating to the 2002 Annual Meeting of OnLine Power Supply, Inc.:

WHEREAS, the Shareholder desires to amend the Bylaws of the Corporation to increase the number of Directors on the Board,

NOW, THEREFORE, BE IT RESOLVED, that the Shareholder consents to the amendment of the Bylaws of the Corporation as follows:

Article III, Section 1 of the Corporation's Bylaws shall hereby be amended by replacing the entire section with the following:

"The number of Directors, which shall constitute the whole Board, shall be seven."

----------------------------- ------------------------ -------------------------
|_| I/we APPROVE of the above  |_| I/we DISAPPROVE of   |_| I/we ABSTAIN on the
proposal                       the above proposal       above proposal
----------------------------- ------------------------ -------------------------
     (CHECK A BOX ABOVE--FAILURE TO CHECK A BOX WILL BE DEEMED AN APPROVAL)

WHEREAS, the Shareholder desires to fill the vacancies created by the above amendment of the Bylaws by appointing new Directors to the Board of the Corporation.

NOW, THEREFORE, BE IT RESOLVED, that the Shareholder consents to the appointment of the following new Directors to the Board of Directors of the Corporation to fill the vacancies created by the above amendment to the Bylaws (the effectiveness of this proposal is conditioned upon approval of the first proposal above):


         Kenneth Cassady               (To withhold authority to vote for any
         David Stein                   individual nominee, strike a line through
         Gary Young                    nominee's name in the list).


Signature:                             Joint Signature:
          ----------------------                       ------------------------
                                                         (if held jointly)
Name:                                  Name:
       -------------------------            -----------------------------------

Title:
       -------------------------            -----------------------------------
Please sign exactly as name appears on your       Estimated # of
certificate.  When shares are held jointly,       Shares Being voted:
signatures should include both names.                                ----------
When signing as any  other entity, please
give full title as such.                          Dated:
                                                        --------------------

                                  End of Filing

                            CONSENT OF SHAREHOLDER OF

                            ONLINE POWER SUPPLY, INC.

                        TO TAKE ACTION WITHOUT A MEETING


         The undersigned shareholder (the "Shareholder") of Online Power Supply, Inc., a Nevada corporation (the "Corporation"), hereby adopts and consents to the adoption of the following preambles and resolutions, pursuant to Section 78.320(2) of the Nevada Revised Statutes:

         WHEREAS, the Shareholder desires to elect a new Board of Directors of the Corporation.

         NOW, THEREFORE, BE IT RESOLVED, that the Shareholder consents to the election of the following Directors to the Board of Directors of the
         Corporation:

         Kenneth Cassady
         Thomas Glaza
         David Stein
         Gary Young


         DATED:                  , 2002.
                  --------------

         NUMBER OF SHARES (if known):
                                      ------------------------


                                    Signature:
                                               ---------------------------

                                    Signature:
                                               ---------------------------

                                    Title:
                                               ---------------------------

                                    Name:
                                               ---------------------------

                                    Address:
                                               ---------------------------

                                    Please sign exactly as your name or names appear in the Corporation's records. For Joint Accounts, each owner should sign. When signing as executor, administrator, attorney, trustee, or guardian, etc., please print your full title.